SECURITIES AND EXCHANGE COMMISSION
Washington, DC   20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 8, 2009

VECTREN CORPORATION
(Exact name of registrant as specified in its charter)
Commission File No.	Registrant, State of Incorporation, Address, and Telephone Number	I.R.S Employer Identification No.

1-15467	Vectren Corporation	35-2086905
(An Indiana Corporation)
One Vectren Square,
Evansville, Indiana 47708
(812) 491-4000

1-16739	Vectren Utility Holdings, Inc.	35-2104850
(An Indiana Corporation)
One Vectren Square,
Evansville, Indiana 47708
(812) 491-4000

Former name or address, if changed since last report:
N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

Vectren Corporation (the Company), an energy holding company, announced that yesterday afternoon the Public Utilities Commission of Ohio (PUCO) approved a base rate increase for Vectren Energy Delivery of Ohio's (Vectren) natural gas distribution business in 17 west central Ohio counties.

The $14.8 million base rate increase approved by the PUCO includes, among other things, $2.9 million in increased conservation program spending.  The base rate increase contemplates recovery of costs necessary to operate the business while providing an opportunity for an appropriate return on investment.  Further, 2008 results include approximately $4.5 million of revenue from the existing decoupling mechanism that will not recur once this base rate increase is in effect.

Vectren Energy Delivery of Ohio- Ohio is a wholly-owned subsidiary of Vectren Utility Holdings, Inc. (Utility Holdings).  Utility Holdings serves as the intermediate holding company for the Company’s regulated utility operations.  Utility Holdings is a wholly-owned subsidiary of Vectren Corporation.

In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company is hereby furnishing cautionary statements identifying important factors that could cause actual results of the Company and its subsidiaries, including Vectren Utility Holdings, Inc., to differ materially from those projected in forward-looking statements of the Company and its subsidiaries made by, or on behalf of, the Company and its subsidiaries. These cautionary statements are attached as Exhibit 99.2.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VECTREN CORPORATION VECTREN UTILITY HOLDINGS, INC.
January 9, 2009

By: /s/ M. Susan Hardwick
M. Susan Hardwick
Vice President, Controller & Assistant Treasurer

INDEX TO EXHIBITS

The following Exhibits are furnished as part of this Report to the extent described in Item 8.01:

Exhibit Number	Description

99.1	Vectren Energy Delivery of Ohio new base rate approved;expanded energy efficiency programs, improved rate design to be implemented
99.2	Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995